Credit Suisse Emerging Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2002


Portfolio:			Credit Suisse Emerging Growth Fund


Security:			Polo Ralph Lauren Corp.


Date Purchased:			5/08/02


Price Per Share:		$26.50


Shares Purchased
by the Portfolio *:		315,300


Total Principal Purchased
by the Portfolio *:		$315,300,000


% of Offering Purchased
by the Portfolio:		0.04091%


Broker:				Goldman Sachs and Co.



Member:				CS First Boston